Exhibit 99.1

News Release

	Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Jack Lascar / jlascar@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E / 713-529-6600
COPANO ENERGY ANNOUNCES AGREEMENT TO PURCHASE
TRANSCO’S MCMULLEN LATERAL
AND RELATED SOUTH TEXAS EXPANSION PROJECTS
     HOUSTON, October 1, 2008 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today that it has signed a definitive purchase agreement with Williams’ Transco subsidiary to acquire the McMullen Lateral pipeline, a 151-mile, 24-inch pipeline extending from McMullen County, Texas, to Wharton County, Texas.
     In connection with the acquisition, Copano’s Board of Directors has approved construction projects to integrate the McMullen Lateral with Copano’s Houston Central gas processing and treating facilities, including construction of approximately 25 miles of 24-inch pipeline to deliver gas from the McMullen Lateral to Copano’s Houston Central plant for processing, and approximately 25 miles of 16-inch pipeline to gather natural gas and to deliver residue gas to Transco’s Zone 1 pool at Compressor Station 30 in Wharton County, Texas.
     These projects will provide McMullen Lateral shippers with access to numerous pipelines, including Transco, and will also provide an additional residue gas outlet for Copano’s Houston Central processing plant. Copano anticipates that the combined acquisition and integration costs will approximate $110 million.
     “Copano is grateful for the opportunity to work with Williams and its McMullen Lateral shippers, and for the support Copano has received for this planned transaction and the associated integration projects,” said John Eckel, Chairman and Chief Executive Officer of Copano. “When completed, the transaction and related projects will provide significant benefits to shippers on the Lateral, Copano’s existing suppliers and Williams’ downstream shippers, and will significantly enhance Copano’s South Texas midstream operations.”
     Closing of the transaction is subject to receipt of necessary and requested Federal Energy Regulatory Commission (FERC) authorizations. Copano expects that a filing with FERC will be made

Exhibit 99.1
within 30 to 60 days. Copano plans to finance the transaction and related projects with existing liquidity sources and anticipates making these capital expenditures primarily in 2009 and 2010.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.
     This press release may include “forward-looking statements,” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Copano expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors management believes are appropriate in the circumstances. Such statements, including statements relating to financing of the McMullen Lateral transaction, certain required and requested FERC authorizations and the McMullen Lateral’s expected effect on Copano’s operations, are subject to a number of assumptions, risks and uncertainties, many of which are beyond Copano’s control. These risks include inability to obtain new sources of natural gas supplies, loss of key producers that supply natural gas to Copano, key customers reducing the volume of natural gas and natural gas liquids they purchase from Copano, declines in the prices or market demand for natural gas and natural gas liquids and other factors detailed in Copano’s Securities and Exchange Commission filings.
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